UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 28, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Investigation of the Butte Fire

On April 28, 2016, the California Department of Forestry and Fire Protection (“Cal Fire”) released its report of the investigation of the origin and cause of the “Butte fire,” the wildfire that ignited and spread in Amador and Calaveras Counties in Northern California in September 2015.  Cal Fire’s  report concluded that the  wildfire  was caused when a Gray Pine tree contacted a Pacific Gas and Electric Company (the “Utility”)  electric line which ignited portions of the tree, and determined that the failure by the Utility to identify certain potential hazards during its vegetation management program ultimately led to the failure of the tree.  In a press release also issued on April 28, 2016, Cal Fire indicated that it will seek to recover firefighting costs in excess of $90 million from the Utility.

In connection with the Butte fire, approximately 31 complaints have been filed against the Utility and its vegetation management contractors in the Superior Court of California in both the County of Calaveras and the County of San Francisco, involving more than 700 individual plaintiffs and their insurance companies.  In response to plaintiffs’ and the Utility’s requests, the California Judicial Council has authorized the coordination of all cases in the Superior Court of California, Sacramento County. Plaintiffs have begun to present to the Utility claims seeking early resolution of preference cases (individuals who due to their age and/or physical condition are not likely to meaningfully participate in a trial under normal scheduling).  The number of complaints may increase in the future.  An initial case management conference was held on April 22, 2016 and the next case management conference is currently scheduled for May 24, 2016.

In connection with this matter, the Utility may be liable for property damages without having been found negligent, through the theory of inverse condemnation.  In addition, the Utility may be liable for fire suppression costs, personal injury damages, and other damages, if the Utility were found to have been negligent.

Based on the evidence described in the Cal Fire report that the Gray Pine tree contacted an electric line of the Utility, the Utility believes that it is probable that it will incur a loss of $350 million for property damages in connection with this matter, which corresponds to the lower end of the range of its reasonably estimated losses.  This amount is based on estimates about the number, size, and type of structures damaged or destroyed, and assumptions about the contents of such structures and other property damage.  The Utility currently is unable to reasonably estimate the upper end of the range.  The Utility also recorded a charge of $31 million for the quarterly period ended on March 31, 2016, which includes costs related to the Butte fire response and clean-up, and other costs.

The Utility also believes that it is reasonably possible that it will incur a loss in excess of these amounts, for additional costs related to fire suppression, personal injury damages and other damages.  The Utility believes that $90 million is a reasonable estimate of fire suppression costs.  The Utility currently is unable to reasonably estimate other costs.

The Utility has insurance coverage for third party claims.  If the amount of insurance is insufficient to cover the Utility’s liability resulting from the Butte fire, or if insurance is otherwise unavailable, PG&E Corporation’s and the Utility’s financial condition, results of operations, or cash flows could be materially affected.

As a result of the Cal Fire report, additional investigations and proceedings may be opened, the outcome of which PG&E Corporation and the Utility are unable to predict.

For more information about the risks and uncertainties related to the Butte fire, see the sections entitled “Risk Factors” and “Cautionary Language Regarding Forward-Looking Statements” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PG&E Corporation and the Utility’s Annual Report on Form 10-K for the year ended December 31, 2015 and in their subsequent reports filed with the Securities and Exchange Commission.

A copy of the Utility’s public statement issued on April 28, 2016 is furnished as Exhibit 99 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit 99	Public Statement Issued on April 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ Linda Y.H. Cheng
Dated: May 1, 2016		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ Linda Y.H. Cheng
Dated: May 1, 2016		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

Exhibit Index

Exhibit 99	Public Statement Issued on April 28, 2016